Exhibit 10.15

July 29, 2010

Stephan Schambach

Re:	Change in Status/Consulting Services

Dear Stephan:

As per our discussions and agreements, this letter confirms certain matters regarding your employment status with Demandware, Inc. (together with its subsidiaries, “Demandware”) and future services you have agreed to provide to Demandware once your employment has terminated.

1.	Your employment with Demandware will continue until August 31, 2010 (the “Employment Termination Date”). Through Employment Termination Date, you will continue to receive your current base salary and employee benefits, but you will not be entitled to any bonus or other incentive compensation. Through August 31, 2010, you will continue to provide services as may be requested by me or by other members of the Demandware executive team (and as approved by me). Effective as of the Employment Termination Date, your employment will be deemed terminated and all employment related benefits, including the current monthly reimbursement of your health insurance costs, shall cease.

2.

Commencing September 1, 2010, you will provide consulting services to Demandware as an independent contractor (the “Consulting Services”). The Consulting Services shall be provided primarily in Europe and in providing the Consulting Services you will be under the direction of Demandware’s European Operations Management (“EOM”), which is currently Jeff Barnett. It is anticipated that Demandware may hire a European general manager and, if Demandware so determines, EOM may be transitioned to this general manager. The Consulting Services shall be those services as may be directed by EOM or by me, and may include the following: assisting in formulating European expansion strategy, development of partnerships, and participation in industry conferences, speeches, public relations activities, key customer meetings, employee recruitment and the recruitment of participants in Demandware’s Link Technology program. Under no circumstances will you be authorized to make any financial or contractual commitments on behalf of Demandware or its subsidiaries. It is anticipated that you will provide Consulting Services for approximately 60% of the business days during each calendar month (on average, three days per work week). For the Consulting Services, Demandware (or, at Demandware’s discretion, its subsidiary, Demandware GmbH) will pay you $13,750 per calendar month. At the conclusion of each calendar month, you and the EOM will assess the number of days of Consulting Services you provided during such month and, to the extent that you provided Consulting Services in excess of 60% of the working days during such month, you will be paid additional compensation of $1,000 per additional working day; provided, however, that in no event shall total compensation paid for the Consulting Services in a calendar month exceed $22,916.67. Either you or Demandware may terminate the Consulting Services at any time, in

July 29, 2010 Page 2

which event Demandware’s entire liability to you will be to pay you for the Consulting Services rendered through the effective date of termination and you acknowledge and agree that you will not be entitled to any severance or similar benefits from Demandware. The period of time during which you provide the Consulting Services shall be referred to herein as the “Consulting Period.”

3.	Through the end of the Consulting Period, the Company shall maintain your current email address at the Company (sschambach@demandware.com) or such other email address as you and the Company agree in writing (collectively, the “Email Address”), and the Company shall not directly or indirectly limit, restrict or otherwise prohibit you in any way or manner from accessing the Email Address or from reading, downloading and responding to correspondence sent to the Email Address.

4.	Your status as a member of the Board and as Chairman of the Board shall not be affected by this letter, the transactions contemplated hereby and your termination of employment with Demandware. To the extent that you are required to travel to the United States from Germany for purposes of attending a meeting of the Board of Directors of Demandware, Demandware will reimburse the cost of flying Business Class for such trips. All other approved travel and authorized expenses (whether to the United States or otherwise) shall be reimbursed in accordance with Demandware’s existing travel and entertainment policy and, without limiting the foregoing, the extent of reimbursement for air travel shall be limited to the cost of coach travel.

5.	Demandware shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this letter to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this letter are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings. Nothing in this letter shall be construed to require Demandware to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. Without limiting the foregoing, you acknowledge and agree that you will be responsible for any and all withholding and other taxes that may be applicable to all payments made to you related to the Consulting Services.

6.	For the period from the date hereof through the Employment Termination Date, the provisions of Section 1 hereof shall be deemed to supersede any inconsistent or different provisions of the offer letter from Demandware to you dated as of February 14, 2007.

7.	With respect to the that certain Nondisclosure and Developments Agreement executed by you on March 7, 2007 (the “Nondisclosure Agreement”) and that certain Employee Non-Solicitation and Non-Competition Agreement executed by you on August 3, 2004 (the “Noncompetition Agreement”), you and Demandware acknowledge and agree that (a) certain provisions of the Nondisclosure Agreement and the Noncompetition are redundant and/or inconsistent, (b) based upon your changed role, certain provisions should be revised and (c) that, following revisions to such agreements to address (a) and (b), such agreements will continue to apply to you so long as you continue to provide the Consulting Services (the “Consulting Term”). Accordingly, you and Demandware agree as follows:

July 29, 2010 Page 3

a.	The following provisions of the Noncompetition Agreement shall be deemed deleted and superseded in their entirety by the provisions of the Nondisclosure Agreement and/or the terms of this letter: Sections 1, 3, 4, 5, 6, 7 and 8.

b.	All references to ‘employment’ within the Nondisclosure Agreement and Noncompetion Agreement shall deemed to include (i) your direct employment by Demandware and (ii) the Consulting Term and your performance of the Consulting Services hereunder.

c.	Notwithstanding Section 7.b Section 2 of the Noncompetition Agreement is hereby amended to provide that the period of noncompetition specified therein shall continue until the later of (i) twelve (12) months from the Employment Termination Date or (ii) six (6) months from the last day of the Consulting Period.

d.	As you may not be devoting your full time to the provision of the Consulting Services, you will be free to engage in other activities not in conflict with Section 2 of the Noncompetition Agreement during the Consulting Term and Demandware acknowledges and agrees that you may, during the Consulting Term, create Developments (as such term is defined in the Nondisclosure Agreement) to which Demandware shall have no rights under the terms of the Nondisclosure Agreement or otherwise. Accordingly, Demandware disclaims any and all interest in any Developments you may develop during the Consulting Term that do not (i) result or arise from tasks assigned to you by Demandware during the Consulting Term; or (ii) result from the use of Demandware’s premises or property, confidential/proprietary information of Demandware or employees of Demandware.

Please indicate your agreement to the terms of this letter by signing and returning to me the original of this letter.

Very truly yours,

/s/ Thomas D. Ebling Thomas E. Ebling
President and Chief Executive Officer

ACKNOWLEDGED AND AGREED

/s/ Stephan Schambach
Stephan Schambach
Date: